LICENSE AGREEMENT of PIM (Powder Impression Molding) Technology from GlobalTech to NVH Solutions.

LICENSE AGREEMENT

Agreement made, effective as of April (15) 2008, by and between Mario Dinello of

GlobalTech, City of Auburn Hills, PlaceTypeCounty of PlaceNameOakland, State of StateMichigan, here referred to as licensor, and Scott Wellman, of NVH Solutions, City of CitySouth Lyon, PlaceTypeCounty of PlaceNameWashtenaw, State of placeStateMichigan, here referred to as licensee.

In consideration of the mutual promises contained in this agreement, the parties agree as follows:

SECTION ONE.

GRANT OF LICENSE; DESCRIPTION OF PREMISES

Licensor grants to licensee an exclusive license to use, subject to all of the terms and conditions of this agreement, the PIM process (powder impression molding), herein referred to as 'property', for the use in composite pick-up cargo box programs, USCAR 'shotgun', composite cross-member, oil pipe and water mains, plus other products that may be developed utilizing the PIM process, subject to review on a case-by-case basis.

SECTION TWO.

LIMITATION TO DESCRIBED PURPOSE

The above-described property may he used by licensee solely for the manufacturing of agreed PIM products and for incidental purposes related to such purpose during the period beginning March ( ) 2008, and continuing until this agreement is terminated as provided in this agreement.

SECTION THREE.

PERIODIC PAYMENTS

Licensee shall pay licensor for the composite cargo-box license an option fee of $250,000. The payment of said option will transpire as mutually agreed upon by both Mario Dinello, CEO of GlobalTech and Scott Wellman, CEO of NVH Solutions. Payment of said license fee will not be applied until such time as the business is healthy and can afford to support the fee safely from working capital. An accrual of the license fee, based upon the 5 yr. forecast, commencing at the first year of production, will be listed in the P&L document and be deducted before calculating net profits.

All payments hall be supported by appropriate accounts receivable statements citing billed product shipped, certified by licensee. A License fee will not be assigned to prototype, trade show, scrap or instances where management has assessed the strategic nature of growing the business by product price reduction or free samples to enter a new or maintain an existing market. License fee structure for additional PIM programs will be negotiated only on a  program-by-program business case.

SECTION FOUR.

TERMINATION

A. Either party may terminate this agreement at any time, without regard to payment periods by giving written notice 10 the other, specifying the date of termination, such notice to be given not less than 30 days prior to the date specified in such notice for the date of termination.

B. Should the above-described property, or any essential part of such property, be identified as non-licencable by Licensor, this agreement shall immediately terminate with no licensee fees due and any fees paid will be returned. The Licensor will also hold the licensee harmless as stated in the INDEMNITY AGREEMENT.

C. Licensee shall have no rights to assign sub-license without the expressed written consent of Licensor.

D. If licensee shall make an assignment for the benefit of creditors, or be placed in receivership or adjudicated a bankrupt, or take advantage of any bankruptcy or insolvency law, licensor may terminate this agreement by giving written notice to the licensee, specifying the date of termination, such notice to be given not less than 30 days prior to the date specified in such notice for the date of termination.

E. Licensor shall, at Licensor's discretion, award licensee further licenses for the manufacture of specific products as Licensor deems appropriate. If Licensee is colabrating on the development of new or improved products/processes with Licensor or Licensor's customers, Licensor shall, in good faith award exclusive license to Licensee for the manufacture of said products.

SECTION FIVE.

GOVERNING LAW

It is agreed that this agreement shall he governed by, construed, and enforced in accordance with the laws of the State of placeStateMichigan.

SECTION SIX.

ENTIRE AGREEMENT

This agreement constitutes the entire agreement between the parties and any prior understanding or representation of any kind preceding the date of this agreement shall not be binding on either party except to the extent incorporated in this agreement.

SECTION SEVEN.

MODIFICATION OF AGREEMENT

Any modification of this agreement or additional obligation assumed by either party in connection with this agreement shall be binding only if evidenced in writing signed by each party or an authorized representative of each party.

SECTION EIGHT.

NOTICES

Any notice provided for or concerning this agreement shall be in writing and shall be deemed sufficiently given when sent by certified or registered mail if sent to the respective address of each party as set forth at the beginning of this agreement.

SECTION NINE.

ATTORNEY FEES

In the event that any lawsuit is filed in relation to this agreement, the unsuccessful party in the action shall pay to the successful party, in addition to all the sums that either party may be caned on to pay, a reasonable sum for the successful party's attorney fees.

SECTION TEN.

ASSIGNMENT OF RIGHTS

The rights of each party under this agreement are personal to that party and may not be assigned or transferred to any other person, firm, corporation; or other entity without the prior, express, and written consent of the other patty.

In witness, each party to this agreement has caused it to be executed at Ticonderoga / placeCityTroy, StateMI  [place of execution] on the date indicated below

___/S/_TINO Formica   4/15/2008__

Tino Formica / Director GTI

___/S/_Scott Wellman  4/15/2008___

Scott Wellman

President NVH Solutions

[Signatures and dates of signing]

[Acknowledgment, if desired]

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